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                                                                   Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-77021 of Cortelco Systems, Inc. of our report dated April 9, 1999 except for Note 21, as to which the date is July 8, 1999, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of Cortelco Systems, Inc. and subsidiaries, listed in Item 16(b). This financial statement schedule is the responsibility of Cortelco Systems, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

/s/ Deloitte & Touche LLP

Memphis, Tennessee

July 20, 1999